Exhibit 99.1

For immediate release:	For additional information contact:
April 6, 2004	Donald Correll, President and Chief Executive Officer, at 603-882-5191

PENNICHUCK SUBSIDIARIES ASK FOR DISMISSAL
OF NASHUA EMINENT DOMAIN PETITION

NASHUA, N.H. (April 6, 2004) -- Pennichuck Corporation today announced that three of its subsidiaries filed a motion Monday with the New Hampshire Public Utilities Commission (PUC) to dismiss the city of Nashua's petition to take the companies by eminent domain.

The motion, filed jointly by Pennichuck East Utility, Inc. (PEU), Pittsfield Aqueduct Company, Inc. (PAC) and Pennichuck Water Works, Inc. (PWW), asks the PUC to dismiss Nashua's petition because:

*	The city has no authority to take any of the assets of Pittsfield Aqueduct and Pennichuck East under New Hampshire's eminent domain law;
*	The city failed to comply with PUC rules requiring petitions to be accompanied by sworn written testimony;
*	The regional water district to which the city claims it intends to transfer the utility assets does not exist.

The motion states that PEU, PAC and PWW are separate legal entities, each with its own assets, service territories and corporate and legal history, yet the city included all three entities in a single petition to take all of their assets, ignoring their differences and the fact that PEU and PAC do not provide water to Nashua and own no property there. The motion requests that, at a minimum, the PUC should sever the petition into three separate dockets and leave open the possibility that the three proceedings will follow separate legal tracks.

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The motion claims the city's failure to comply with the PUC's rules resulted from a rush to file its petition with the PUC in an attempt to legitimize the public threats it has been making against Pennichuck Corporation, the parent company of PAC, PEU and PWW, since November 2002.

The motion says the city's petition is merely intended to buy more time for the city to prepare its case, even though the city has been threatening to file its petition with the PUC since March 2003.

The motion also states that the PUC cannot conduct a public interest analysis without knowing who will own and operate the water systems in the 22 communities served by PAC, PEU and PWW, and it is a near certainty that many of the municipalities involved would have a very different position on whether the taking should go forward at all if a regional water district is not formed and the ultimate owner was the city of Nashua.

The motion alternatively asks the PUC to stay the proceeding until the New Hampshire Superior Court rules on a petition for declaratory judgment filed February 4 by Pennichuck Corporation. That petition seeks judicial review of and equal rights under New Hampshire law governing municipal takeover of utilities by eminent domain.

"The city of Nashua failed to comply with Commission rules, and failed once again to provide a substantive plan. Its petition is just another incident in a series that began almost two years ago of interference and obstruction of our company's ability to conduct normal business operations and pursue our strategic growth initiatives," said Donald L. Correll, president and chief executive officer of Pennichuck Corporation.

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Pennichuck Corporation is a holding company located in Nashua, New Hampshire with three wholly owned operating subsidiaries involved in regulated water supply and distribution in Nashua and towns throughout southern and central New Hampshire; non-regulated, water-related services conducted through Pennichuck Water Service Company; and real estate management and development activities conducted through The Southwood Corporation.

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